Exhibit 10.28

FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

August 2, 2005

THIS FIRST AMENDMENT TO DISTRIBUTION AGREEMENT (“Amendment”) is made and entered into as of the date first written above (the “Effective Date”) by and between Priority Healthcare Corporation, an Indiana corporation with its principal offices located at 250 Technology Park, Lake Mary, FL 32746 (“Distributor”), and CoTherix, Inc. a Delaware corporation with its principal offices located at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080 (“CTI”) (each a “Party” and collectively the “Parties”).

R E C I T A L S:

A. The Parties entered into that certain Distribution Agreement dated as of February 17, 2005 whereby CTI appointed Distributor as one of a limited number of retail distributors of the Product, and Distributor accepted such appointment (the “Distribution Agreement”).

B. In addition to appointing Distributor as a retail distributor of the Product, CTI now desires to appoint Distributor as a wholesale distributor of the Product and Distributor is willing to accept such appointment.

C. As a result of the appointment by CTI of Distributor as a wholesale distributor, and Distributor’s acceptance of such appointment, the Parties desire to amend various provisions of the Distribution Agreement.

D. Capitalized terms used herein without definition having the meanings ascribed to such terms in the Distribution Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Section 2.6 (Product Delivery Device) is hereby amended by adding the following new Section 2.6.6:

2.6.6 Distributor will sell Delivery Devices to Wholesale Customers (as defined herein) if such Delivery Devices are ordered by Wholesale Customers; provided, however, that Distributor is not obligated to sell Delivery Devices to any Wholesale Customer unless such Wholesale Customer agrees to reimburse Distributor for the price of the Delivery Devices charged by Distributor.

2. Section 2.7 (Wholesale Inquiries) shall be deleted in its entirety and be reserved for future use.

3. Section 3.1 (Delivery and Distribution-Related Services) shall be amended by adding the following as new Section 3.1.5 and current Sections 3.1.5 (Coverage Support) and 3.1.6 (Billing and Collection) will be renumbered as Sections 3.1.6 and 3.1.7, respectively:

3.1.5 Wholesale Distribution Services.

(a) For purposes of this Agreement, “Wholesale Customers” are those health care facilities that purchase Product directly for purposes of administering the Product to a patient during an inpatient or outpatient admission (e.g., a hospital).

(b) With respect to the appointment by CTI of Distributor as a wholesale distributor of the Product, Distributor agrees to the following terms and conditions:

(i) Upon receipt of orders from Wholesale Customers, Distributor shall be responsible for distribution of Product directly to Wholesale Customers. Except as otherwise set forth in Section 3.2, Distributor will not be required to provide patient-specific labeling or monitoring of patient compliance and persistence to Wholesale Customers. Distributor shall track and record all inventory movement on a facility-specific basis. As permitted by law, Distributor shall provide CTI with periodic reports as set out on Schedule C, in a manner and form to be agreed upon by the Parties, based upon Distributor’s tracking and recording of the inventory movement.

(ii) Distributor shall maintain a toll-free phone and fax line to accommodate orders received by Wholesale Customers for the Product and Delivery Device. The Wholesale Customer will complete the wholesale agreement (upon execution of this Agreement or as soon as possible thereafter, Distributor will provide CTI with a draft of its model wholesale agreement) and purchase order and fax it to Distributor to initiate account setup and order placement. Upon receipt of the required documentation from the ordering Wholesale Customer, Distributor shall ship the Product to the Wholesale Customer using FedEx or another mutually agreed upon delivery service. The Product shall be shipped in a customized container, validated to ensure a packaging configuration that maintains the temperature in accordance with the requirements of the Product.

(iii) Distributor shall maintain a Wholesale Customer support service line staffed (i) from 8:00 a.m. to 8:00 p.m. Eastern Time, Monday through Friday, except Distributor holidays (which shall include New Year’s Day, Memorial Day, Independence Day (July 4), Labor Day, Thanksgiving Day, and Christmas Day), for routine calls, and (ii) twenty-four hours (24) per day for emergency calls; to assist Wholesale Customers with questions about distribution of the Product and related issues.

(iv) Subsequent reorders will be initiated at the discretion of the Wholesale Customer. Shipments will be sent via Fed Ex or another mutually agreed upon delivery service to the Wholesale Customer’s designated facility to arrive on the scheduled date of delivery. Distributor shall conduct daily exception tracking to ensure that packages arrive as intended and shall promptly notify the appropriate carrier if a package is not delivered as expected. Distributor shall continue to track the package until delivery is complete.

4. Renumbered Section 3.1.7 (Billing and Collection) is hereby amended and restated to read in its entirety as follows:

3.1.7 Billing and Collection. Distributor shall be responsible for all billing and collection in connection with its sales of Product to Patients and Wholesale Customers.

5. The second sentence of Section 3.2.1 is hereby amended by adding the phrase “and Wholesale Customer” after the word “Patient” and before the phrase “and each order.”

6. The second sentence of Section 3.2.3 is hereby amended by adding the phrase “or wholesale” after the word “retail” and before the word “pharmacy.”

7. Section 6.1.1 is hereby amended by adding the phrase “and wholesale” after the word “retail” and before the word “pharmacies.”

8. The first sentence of Section 6.1.5 is hereby amended by adding the phrase “and wholesale” after the word “retail” and before the word “pharmacy.”

9. Effect on Distribution Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Distribution Agreement are hereby ratified and declared to be in full force and effect. Except as otherwise expressly set forth herein, this Amendment shall be governed by the provisions of the Distribution Agreement. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Amendment. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Distribution Agreement as amended by this Amendment and shall not be used in construing either document. Other than the reference to the Distribution Agreement contained in the first recital of this Amendment, each reference to the Distribution Agreement and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Distribution Agreement as amended by this Amendment.

INTENDING TO BE LEGALLY BOUND, the Parties have caused this Amendment to be executed and delivered as of the date first above written.

COTHERIX, INC.

By:	/S/ THOMAS L. FELDMAN
Name:	Thomas L. Feldman
Title:	President & Chief Business Officer

PRIORITY HEALTHCARE CORPORATION

By:	/S/ FRANCIS X. MCNAMARA
Name:	Francis X. McNamara
Title:	Senior Vice President